EXHIBIT 99.1

NEWS RELEASE
Cleveland-Cliffs Inc. Announces Planned Retirement of P. Kelly Tompkins, Executive Vice President & Chief Operating Officer
CLEVELAND - Nov. 17, 2017 - Cleveland-Cliffs Inc. (NYSE: CLF) announced today that P. Kelly Tompkins , executive vice president & chief operating officer, will retire effective Dec. 31, 2017.
Lourenco Goncalves, Chairman, President and Chief Executive Officer, said, “Kelly has been a valued member of the executive team at Cliffs and I have enjoyed working with him over the past 3-1/2 years. I am sincerely grateful to Kelly for his dedication and commitment to Cliffs through a time of significant changes at the Company. I wish him well during his retirement."
Mr. Tompkins assumed his current position in January 2017, after having served as executive vice president and chief financial officer since April 2015. Over the past several years, he has been instrumental in Cliffs’ turn-around during some of the most challenging times in the iron and steel industry. Mr. Tompkins joined Cliffs in 2010 and has held various executive vice president roles overseeing business development, commercial, legal, strategy, environment, government affairs and communications functions during his tenure. Mr. Tompkins is also very active in the Cleveland community and has represented Cliffs in many arts, education and civic organizations.
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com

MEDIA CONTACT: Patricia Persico Director, Corporate Communications (216) 694-5316	INVESTOR CONTACT: Paul Finan Director, Investor Relations (216) 694-6544

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CLIFFS NATURAL RESOURCES INC. 200 PUBLIC SQUARE SUITE 3300 CLEVELAND, OH 44114-2544